Exhibit 99.1

From: Sierra Pacific Resources	To: PR Newswire, US1

Media Contact: Karl Walquist (775) 834-3891
Analyst Contact: Britta Carlson (702) 367-5624
Nov. 16, 2005

Sierra Pacific Resources and Enron Settle Legal Dispute
Las Vegas, Nevada — Sierra Pacific Resources (NYSE: SRP) today announced that a settlement agreement has been reached with Enron Power Marketing Inc. (Enron) that resolves the long-term, ongoing litigation involving more than $300 million in terminated contracts between Enron and Sierra Pacific’s utility subsidiaries, Nevada Power Company and Sierra Pacific Power Company.
Sierra Pacific said that after all terms of the agreement are finalized, the company expects its net payment for resolving its Enron-related issues will be no more than $89.9 million. Key terms of the agreement are as follows:
•	The Sierra Pacific utilities agree to pay $129 million to settle Enron’s claim of more than $300 million for payment on contracts Enron terminated in 2002.

•	Enron agrees to provide and pay an unsecured claim of $126.5 million against its bankruptcy estate in settlement of the Nevada utilities’ claims that are currently being litigated on appeal before the 9th Circuit Court of Appeals and before the Federal Energy Regulatory Commission (FERC).
The Nevada utilities expect to realize no less than 30 percent of the face value of the claim against the bankruptcy estate which would guarantee that Sierra Pacific’s total payment will be no more than the $89.9 million. The payment could be less if the utilities receive more than 30 percent of the face value of the claim.
“The resolution of this lengthy period of litigation with Enron is in the best interests of our company, our state and our customers,” said Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources. “It is certain that without this agreement we faced many more years of costly and time consuming litigation. With these legal issues now behind us, Sierra Pacific can more effectively focus on doing a good job for our customers and continue making progress toward restoring our utilities to investment grade credit status.”
Higgins added, “The FERC ordered us to enter into these most recent settlement discussions and the outcome is in the best interests of all. We especially appreciate the courageous and tireless support of Nevada Senators Ensign and Reid, Representatives Porter, Berkley and Gibbons as well as officials of Nevada’s Public Utilities Commission and the Attorney General’s Bureau of Consumer Protection. They have been powerful forces in our meetings with Enron and the FERC to conclude this matter. Without this backing and influence, the Enron litigation would have remained an unresolved threat to our company and state for an undetermined but lengthy period of time.”
During 2003 and 2004, Sierra Pacific set aside in a cash escrow a total of $60 million. With this security and the accrued interest, the company will now need to pay less than $30 million of additional cash to complete the settlement.
Sierra Pacific and Enron will submit the settlement agreement for approval by the FERC this week and subsequently to the Enron Bankruptcy Court.
WEBCAST SCHEDULED FOR TODAY
A conference call and live webcast will be held today, Wednesday, Nov. 16, at 6:30 a.m. Pacific Standard Time.
The webcast will be accessible on the Sierra Pacific Resources web site at:
<http://www.sierrapacificresources.com>
An archived version of the webcast will remain on the Sierra Pacific Resources web site for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701 International callers should dial (320) 365-3844 and use the conference access code, 804647.
ABOUT SIERRA PACIFIC RESOURCES
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 % interest in an interstate natural gas transmission partnership.
Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, the parties’ receipt of necessary regulatory and court approvals for the settlement, the Utilities’ ability to sell or otherwise dispose of the Enron unsecured claim, the Utilities’ ability to pay the settlement amounts and the Utilities’ ability to recover amounts paid with respect to the settlement agreement in their future rate cases filed with the Public Utilities

Commission of Nevada. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2005 and their Annual Reports on Form 10-K for the year ended December 31, 2004, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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